Exhibit 99.2







                         ARCO ALASKA COMBINED OPERATIONS







                REPORT ON AUDITS OF COMBINED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                         Independent Accountants' Report




To the Board of Directors and Shareholders of Atlantic Richfield Company:

In our opinion, based on our audits and the report of other auditors, the combined financial statements present fairly, in all material respects, the financial position of ARCO Alaska Combined Operations (AACO) at December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Alyeska Pipeline Service Company, a proportionately consolidated subsidiary, which statements reflected total assets of $673 million and $720 million as of December 31, 1999 and 1998, respectively, and total expenses of $104 million, $103 million and $111 million for each of the three years in the period ended December 31, 1999. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Alyeska Pipeline Service Company, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion expressed above.





/s/ PricewaterhouseCoopers LLP

Los Angeles, CA
March 22, 2000

ARCO ALASKA Combined Operations
COMBINED STATEMENT OF INCOME
For The Years Ended December 31



(Millions)                                          1999        1998        1997
--------------------------------------------------------------------------------


REVENUES
--------

Sales and other operating revenues:
  Related parties                                $ 1,713     $ 1,334     $ 2,337
  Unrelated parties                                  109         204         222
                                                  ------     -------      ------
    Total                                          1,822       1,538       2,559
Income from equity investments                         1           1           1
Interest                                              19          17          14
Other revenues                                        39          39          38
                                                  ------      ------      ------
Total revenues                                     1,881       1,595       2,612
                                                  ------      ------      ------

EXPENSES
--------

Trade purchases                                       18           8           7
Related party purchases                                2           2           2
Operating expenses                                   298         358         372
Selling, general and administrative expenses          54          57          54
Exploration expenses (including undeveloped
  leasehold amortization)                             50          46          71
Depreciation, depletion and amortization             363         352         372
Taxes other than income taxes                        239         211         342
Restructuring costs                                    -          22           -
Interest expense                                       9          10          10
                                                  ------     -------      ------
Total expenses                                     1,033       1,066       1,230
                                                  ------      ------      ------
Income before income taxes                           848         529       1,382
Income tax provision                                 293         194         529
                                                  ------      ------      ------

Net income                                           555         335         853
Other comprehensive income, net of tax:
  Unrealized gains on securities                       -           2           1
                                                  ------      ------      ------
Comprehensive income                             $   555     $   337     $   854
                                                  ======      ======      ======


--------------------------------------------------------------------------------


The accompanying notes are an integral part of the financial statements.

ARCO ALASKA Combined Operations
COMBINED BALANCE SHEET
December 31


(Millions)                                                  1999        1998
----------------------------------------------------------------------------

ASSETS
------

Current assets:
  Cash and cash equivalents                                $   7       $   3
  Accounts receivable                                         57          52
  Inventories                                                 70          71
  Prepaid expenses and other current assets                    6           1
                                                           -----       -----
Total current assets                                         140         127
                                                           -----       -----

Investments accounted for on the equity method                 2           1
Capital Construction Fund                                    395         316

Net property, plant and equipment                          4,838       4,498
Deferred charges and other assets                             11          28
                                                           -----       -----

Total assets                                              $5,386      $4,970
                                                           =====       =====


--------------------------------------------------------------------------------


LIABILITIES AND EQUITY
----------------------

Current liabilities:
  Accounts payable                                        $   90      $  164
  Tariff adjustment reserve                                    4          22
  Other current liabilities                                   80          50
                                                           -----       -----
Total current liabilities                                    174         236
                                                           -----       -----
Long-term debt                                               565         424
Dismantling reserve                                          780         726
Deferred liabilities and credits                              34          66
Unrealized gains on investments                               -            2
Commitments and contingencies
ARCO's equity investment                                   3,833       3,516
                                                           -----       -----
Total liabilities and equity                              $5,386      $4,970
                                                           =====       =====


--------------------------------------------------------------------------------


The Company follows the successful efforts method of accounting for oil and gas producing activities.

The accompanying notes are an integral part of the financial statements.

ARCO Alaska Combined Operations
COMBINED STATEMENT OF CASH FLOWS
For The Years Ended December 31


(Millions)                                         1999        1998        1997
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------

Net income                                       $  555      $  335      $  853
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation, depletion and amortization          363         352         372
  Dry hole expense                                   23          21          42
  (Gain) loss on asset sales                          1           1           -
  Earnings from equity investments                   (1)         (1)         (1)
  Dividends from equity investments                   -           1           -
  Noncash provisions (greater) less than
    cash payments                                   (17)         12         (10)
  Net change in working capital accounts            (58)         65          15
  Other                                              (4)          2           4
                                                   ----        ----       -----
Net cash provided by operating activities           862         788       1,275
                                                   ----        ----       -----


CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------

Additions to fixed assets, including dry
  hole costs                                       (699)       (714)       (296)
Union Texas Petroleum acquisition                     -        (265)          -
Contributions to Capital Construction Fund          (83)        (84)        (66)
Proceeds from asset sales                             6           3           5
Other                                                15          (5)          4
                                                  -----       -----       -----
Net cash used by investing activities              (761)     (1,065)       (353)
                                                  -----       -----       -----


CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------

Issuance of long-term debt                          141         137          22
Settlements with ARCO                              (238)        140        (944)
                                                  -----       -----       -----

Net cash provided (used) by financing
  activities                                        (97)        277        (922)
                                                  -----       -----       -----

Net increase in cash                                  4          -            -
Cash at beginning of year                             3           3           3
                                                  -----       -----       -----
Cash at end of year                              $    7      $    3      $    3
                                                  =====       =====       =====


--------------------------------------------------------------------------------


The accompanying notes are an integral part of the financial statements.

ARCO ALASKA COMBINED OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS


1.  Basis of Presentation and Combination
    -------------------------------------

    The combined financial statements include the accounts of ARCO Alaska (AAK) and ARCO Alaska Pipelines (AAP), which are divisions of Atlantic Richfield Company (ARCO), as well as ARCO Marine, (AMR), a division of ARCO
    Products, which is a division of ARCO, and the accounts of the following subsidiaries of ARCO:

         ARCO Alaska, Inc.
         Union Texas Alaska, LLC
         ARCO Beluga, Inc.
         Alpine Pipeline Company
         ARCO Transportation Alaska, Inc. (ATAI)
         Kuparuk Pipeline Company
         Oliktok Pipeline Company
         ARCO Marine, Inc.
         AMI Leasing, Inc.
         ARCO Marine Spill Response Company

    The combined entity as described above is referred to as "ARCO Alaska Combined Operations" (AACO) in the accompanying combined financial statements. All significant transactions between these combined entities have been eliminated.

    The combined financial statements do not include an allocation from ARCO of general corporate overhead items. Charges for services specifically attributable to ARCO Alaska Combined Operations, such as information technology (IT), exploration and production technical support, tax and legal, have been directly billed. Employee benefit costs and payroll-related items have been allocated as a percentage of payroll.

    ATAI's undivided interest in the Alyeska Pipeline Service Company has been proportionately consolidated. ARCO Alaska Combined Operation's interest in the following entities is included in the accompanying combined financial statements and accounted for on the equity method:

        Cook Inlet Pipeline Company, 20% owned
        Kuparuk Transportation Company, 57% owned
        Prince William Sound Oil Spill Response Corp., 32% owned

    ARCO Alaska is engaged in onshore and offshore exploration, development, production, and marketing of ARCO's oil and gas in the state of Alaska. ARCO Alaska Pipelines is engaged in the transportation of crude oil in the state of Alaska. ARCO Marine is engaged in tanker transportation of ARCO's petroleum liquids from the state of Alaska to ARCO refineries on the West Coast and the tanker transportation of light petroleum products on the West Coast and Gulf Coast.

ARCO ALASKA COMBINED OPERATIONS

2.  Summary of Significant Accounting Policies
    ------------------------------------------

    Accounting Policy
    -----------------

    ARCO Alaska Combined Operations' accounting policies conform to accounting principles generally accepted in the United States, including the "successful efforts" method of accounting for oil and gas producing activities.

    Revenue Recognition
    -------------------

    For ARCO Alaska revenues are generally recognized upon the passage of title, net of royalties, if applicable. Revenue is normally recognized from jointly owned properties as oil and gas is produced and sold for ARCO Alaska's account. An over-lift (i.e., when ARCO Alaska sells gas in excess of its entitlement) is recorded as a liability if it is significant in quantity and the remaining underground reserves are not sufficient to satisfy the deficiency. Underlifts (i.e., when ARCO Alaska sells less gas than its entitlement) are recorded only when contracts specify that lifting imbalances be settled in cash. Overlifts and underlifts to be settled in cash are recorded as adjustments to revenue.

    For ARCO Alaska Pipelines revenues are recognized in the period the transportation service is performed.

    For ARCO Marine revenues are generally recognized when earned and ARCO Marine has satisfied all obligations related to a sales contract.

    Cash Equivalents
    ----------------

    Cash equivalents consist of highly liquid investments, such as time deposits, certificates of deposit and marketable securities other than equity securities, maturing within three months of purchase. Cash equivalents are stated at cost, which approximates fair value.

    Oil and Gas Unproved Property Costs
    -----------------------------------

    Unproved property costs are initially capitalized. Significant unproved properties are not amortized but are periodically assessed for impairment. Other unproved properties are amortized on a composite basis, considering past success experience and average property life. In general, costs of properties surrendered or otherwise disposed of are charged to accumulated amortization. Costs of successful properties are transferred to proved properties.

ARCO ALASKA COMBINED OPERATIONS

2.  Summary of Significant Accounting Policies, Continued
    -----------------------------------------------------


    Oil and Gas Unproved Property Costs, Continued
    ----------------------------------------------

    Exploratory wells that find oil and gas reserves which cannot be classified as proved within one year of discovery and do not continue to qualify as capitalized costs are charged to expense as dry-hole costs.


    Fixed Assets
    ------------

    Fixed assets are recorded at cost and written off on either a units-of-production (i.e., depletion) or straight-line method (i.e., depreciation). Rates for assets that are depreciated on the straight-line method are based upon the expected lives of individual assets or groups of assets.

    Upon disposal of fixed assets that are depreciated on an individual item basis, residual cost less salvage value is included in current income. Upon disposal of assets depreciated on a group basis, unless unusual in nature or amount, residual cost less salvage value is charged against accumulated depreciation, depletion and amortization.


    Dismantlement, Restoration and Reclamation Costs
    ------------------------------------------------

    The estimated costs, net of salvage value, of dismantling facilities or projects with limited lives or facilities that are required to be dismantled by contract, regulation or law, and the estimated costs of restoration and reclamation associated with oil and gas production and transportation operations are accrued during operations and classified as a long-term liability. Such costs are taken into account in determining depreciation, depletion and amortization.


    Income Taxes
    ------------

    ARCO Alaska Combined Operations is included with ARCO and its domestic subsidiaries in a consolidated U.S. federal income tax return. There is no contractual tax sharing agreement between ARCO Alaska Combined Operations and ARCO. For financial statement purposed, federal income taxes are recorded at statutory rates less allowable credits. State tax expense is computed using an allocation of ARCO's effective tax rate for unitary filings.

ARCO ALASKA COMBINED OPERATIONS

2.  Summary of Significant Accounting Policies, Continued
    -----------------------------------------------------


    Use of Estimates
    ----------------

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates with regard to these financial statements include the estimate of proved oil and gas reserve volumes and the estimated future development, dismantlement and abandonment costs used in determining amortization provisions. Actual results could differ from those estimates.


    Reclassifications
    -----------------

    Certain previously reported amounts have been restated to conform to classifications that have been adopted for the presentation of these combined financial statements.

ARCO ALASKA COMBINED OPERATIONS

3.  Changes in ARCO's Equity Investment, Allocations and Related Party
    Transactions
    ------------------------------------------------------------------

    ARCO's equity investment reflects the historical activity between ARCO and ARCO Alaska Combined Operations. Transactions with ARCO are settled immediately through ARCO's equity investment and there are no amounts due to or from ARCO at the end of any period. An analysis of the changes in ARCO's equity investment is as follows:


    (Millions)                                    1999        1998        1997
    --------------------------------------------------------------------------

    Beginning ARCO's equity investment          $3,516      $3,041      $3,132
                                                 -----       -----       -----
    Net income                                     555         335         853
                                                 -----       -----       -----
    Settlements with ARCO:
      Purchases from ARCO (a)                        2           2           2
      Sales to ARCO (b)                         (1,713)     (1,334)     (2,337)
      Tax settlements (c)                          293         194         529
      Cash transactions (d)                      1,180       1,278         862
                                                 -----       -----       -----

      Total settlements with ARCO                 (238)        140        (944)
                                                 -----       -----       -----
    Ending ARCO's equity investment             $3,833      $3,516      $3,041
                                                 =====       =====       =====


(a) ARCO Alaska Combined Operations purchases products at agreed-upon prices approximating current market values.

(b) ARCO Alaska Combined Operations sells petroleum liquids at agreed-upon prices approximating current market values and transports crude oil at regulated tariff rates.

(c)   Federal and state income taxes settled with ARCO.

(d) ARCO uses a centralized cash transfer system (noninterest bearing) for its domestic operating divisions, under which cash receipts of ARCO Alaska Combined Operations are submitted to ARCO and cash disbursements are funded by ARCO. Includes directly billed overhead charges of $26 million, $38 million and $40 million for the years ended December 31, 1999, 1998 and 1997, respectively. Also includes allocated and capitalized interest of $31 million, $8 million and $1 million for the years ended December 31, 1999, 1998 and 1997, respectively.

ARCO ALASKA COMBINED OPERATIONS

4.  Restructuring Costs
    -------------------

    During 1998, ARCO Alaska recorded pre-tax charges of $22 million (net of estimated co-owner recovery) for the costs of eliminating approximately 90 positions related to the downsizing of its operations, primarily technical support and headquarters staff.

    The following table summarizes the liabilities related to the 1998 restructuring program.



        (Millions)

         Funded         Unfunded
         Long-term      Long-term      Short-term        Estimated
         Benefits(a)    Benefits(b)    Benefits(c)       Recovery       Total
         -----------    -----------    -----------       ---------      -----

           $ 13            $5            $13                $(9)         $22



    (a) Net increase in pension benefits to be paid from assets of qualified ARCO plans.

    (b) Net increase in non-qualified pension benefits and other postretirement benefits to be paid by ARCO.

    (c) Severance payments and ancillary benefits such as relocation and outplacement.


    As of December 31, 1999 approximately 80 people have been terminated and the remaining reserve for short-term benefits is $2 million.


5.  Inventories
    -----------

    Inventories consist of materials and supplies and are recorded when purchased or produced and are stated at the lower of cost or market as determined on an average cost basis.

    The excess of the current cost of inventories over book value was approximately $5 million and $2 million at December 31, 1999 and 1998, respectively.

ARCO ALASKA COMBINED OPERATIONS

6.  Capital Construction Fund
    -------------------------

    The Capital Construction Fund (CCF) statute was established to encourage the building and maintenance of maritime vessels at U. S. shipyards. Subject to certain limitations, CCF deposits are fully deductible from taxable income. Earnings on CCF deposits are deemed to be tax exempt. In return for these tax advantages, use of CCF funds lowers the tax basis on the vessel in question. The use of CCF accelerates the tax depreciation on the vessel into the year of the CCF deposit.

    Deposits into the CCF are invested in various fixed-income securities consistent with the Maritime Administration regulations regarding eligible CCF investments. Investments typically held by ARCO Marine's CCF includes:
    U.S. government treasury bills and notes, commercial paper, investment-grade corporate bonds, and various asset-backed securities.

    At December 31, 1999, the CCF was fully invested in notes receivable from ARCO. These notes receivable are collateralized by ARCO's third-party accounts receivable. Interest accrues at a quarterly-adjusted variable rate based on the Federal Reserve commercial paper rate plus 50 basis points. Accrued interest is capitalized to principal quarterly. The weighted average interest rate during 1999 was 5.51% and maturities vary from 2018 through 2032.


    The following summarizes the CCF at December 31:

    (Millions)                                  1999        1998
    ------------------------------------------------------------

    Aggregate fair value                       $ 391       $ 310
    Gross unrealized holding losses                -           -
    Gross unrealized holding gains                 -          (4)
                                                ----        ----

    Amortized cost                             $ 391       $ 306
                                                ====        ====


    The CCF investment activity for the years ended December 31 was as follows:

    (Millions)                                  1999        1998
    ------------------------------------------------------------

    Gross purchases                            $ 663       $ 332
    Gross sales                                  578         250
    Gross maturities                               -           -

    Gross realized gains and losses were insignificant and were determined by the specific identification method.

ARCO ALASKA COMBINED OPERATIONS

7.  Fixed Assets
    ------------

    Property, plant and equipment, at cost, and related accumulated depreciation, depletion and amortization were as follows at December 31:

    (Millions)                                         1999        1998
    -------------------------------------------------------------------

    Proved properties                               $ 8,471     $ 7,795
    Unproved properties                                 150         316
    Pipeline construction                             1,461       1,461
    Delivery facilities                                 382         382
    Other station equipment                             176         173
    Other                                               179         171
    Maritime vessels                                    457         468
    Vessels under construction:
       Hull 2497                                        175         112
       Hull 2498                                        103          37
       Hull 2499                                         22           8
    General plant                                       643         634
                                                     ------      ------
    Total fixed assets                               12,219      11,557
    Less accumulated depreciation,
      depletion and amortization                      7,381       7,059
                                                     ------      ------
    Net                                             $ 4,838     $ 4,498
                                                     ======      ======


    Expenses for maintenance and repairs were $88 million, $110 million and $108 million for the years ended December 31, 1999, 1998 and 1997, respectively.

    In 1990, Congress passed the Oil Pollution Act, which requires all tankers trading in U.S. waters to be double-hulled by 2010. The law has a phase-out schedule for existing single-hulled tankers based upon the year they were put into service. All of ARCO Marine's existing tankers are single-hulled and are being depreciated in accordance with the legislated phase-out schedule. ARCO Marine's tanker retirement schedule is as follows:

    Tanker                                     Retirement Year
    -----                                      ---------------
    ARCO Independence                                     2000
    ARCO Spirit                                           2000
    ARCO Prudhoe Bay                                      2001
    ARCO Texas                                            2004
    ARCO Alaska                                           2007
    ARCO California                                       2008

ARCO ALASKA COMBINED OPERATIONS

8.  Accrued Liabilities
    -------------------

    (Millions)                        1999         1998
    ---------------------------------------------------

    Accrued payroll                   $ 34        $ 11
    Taxes payable                       22           7
    Accrued vacation                    12          12
    Other                               12          20
                                       ---         ---

      Total                           $ 80        $ 50
                                       ===         ===


9.  Long-term Debt
    --------------

    At December 31, 1999, $300 million of long-term debt represents debt owed to Atlantic Richfield Company for the construction of three maritime vessels. Repayment of debt is due on the last business day before the second anniversary of the delivery date of the last vessel. The weighted-average interest rate in 1999 was 5.4%.

    The remaining $265 million of long-term debt at December 31, 1999, consists of variable-rate City of Valdez bonds due in 2031. The bonds carried a weighted-average interest rate of 3.57% in 1999


10. Interest
    --------

    Interest for the years ended December 31 comprised the following:

    (Millions)                                  1999        1998        1997
    ------------------------------------------------------------------------

    Long-term debt                              $ 21        $ 14        $ 10
    Capitalized interest                         (12)         (4)          -
                                                 ---         ---         ---
    Total interest expense                      $  9        $ 10        $ 10
                                                 ===         ===         ===


    Total interest paid in cash                 $ 21        $ 13        $ 10
                                                 ===         ===         ===

    Interest income                             $ 19        $ 17        $ 14
                                                 ===         ===         ===


    The capitalized interest is associated with the debt owed by ARCO Marine to ARCO for the construction of maritime vessels.

    Interest income relates to the Capital Construction Fund and is not available for use (without penalty) other than for the construction of new vessels (see Note 6).

ARCO ALASKA COMBINED OPERATIONS

11. Taxes
    -----

    Taxes other than income taxes for the years ended December 31 comprised the following:


    (Millions)                                   1999        1998        1997
    -------------------------------------------------------------------------

    Production/severance                        $ 171       $ 133       $ 262
    Property                                       68          71          74
    Other                                           -           7           6
                                                 ----        ----        ----
    Total                                       $ 239       $ 211       $ 342
                                                 ====        ====        ====


12. Commitments and Contingencies
    -----------------------------

    ARCO Alaska Combined Operations has commitments, including those related to the acquisition, construction and development of facilities, all made in the normal course of business.

    Following the March 1989 EXXON VALDEZ oil spill, numerous federal, state and private plaintiff lawsuits were brought against Exxon, Alyeska Pipeline Service Company (Alyeska) and Alyeska's owner companies, including ARCO, which owns approximately 22%. While all of the federal, state and private plaintiff lawsuits have been settled, certain issues relating to liabilities for the spill remain unresolved between Exxon and Alyeska (including its owner companies).

    The operations and financial position of ARCO Alaska Combined Operations continue to be affected from time to time in varying degrees by domestic and foreign political developments as well as legislation, regulations and litigation pertaining to restrictions on production, imports and exports, natural gas regulation, tax increases, environmental regulations, shipping operations and cancellation of contract rights. Both the likelihood of such occurrences and their overall effect on ARCO Alaska Combined Operations vary greatly and are not predictable.

    These uncertainties are part of a number of items that ARCO Alaska Combined Operations has taken and will continue to take into account in periodically establishing accounting reserves.

ARCO ALASKA COMBINED OPERATIONS

13. Leases
    ------

    At December 31, 1999, future minimum rental payments for operating leases with noncancelable lease terms in excess of one year were as follows:


    Year                                            (Millions)
    ----------------------------------------------------------

    2000                                             $ 19
    2001                                               10
    2002                                                3
    2003                                                2
    2004                                                2
    Later years                                         7
                                                      ---
    Total minimum lease payments                     $ 43
                                                      ===


    Minimum future rental income under noncancelable leases at December 31, 1999 amounted to $8 million.


    (Millions)                         1999        1998        1997
    ---------------------------------------------------------------

    Minimum rentals                    $ 15         $ 9         $ 5
    Contingent rentals                    -           -           -
    Sublease rental income               (1)         (2)          -
                                         --          --          --
    Net rental expense                 $ 14         $ 7         $ 5
                                         ==          ==          ==


    No restrictions on additional debt or lease financing exist under ARCO Alaska Combined Operations' lease commitments. Under certain conditions, options exist to purchase certain leased properties.

    As of December 31, 1999, ARCO Marine leases one refined products tanker. The lease term is nine years, but is renewed on a year-to-year basis. At December 31, 1999, the lease had been committed to through May 3, 2001. If the lease is terminated by ARCO Marine at any time prior to May 3, 2008, ARCO Marine is required to pay an additional $1 million settlement fee to the lessee.


14. Earnings Per Share
    ------------------

    Earnings per share has been omitted from the combined statements of income because ARCO Alaska Combined Operations was not a separate entity with its own capital structure during the periods presented.

ARCO ALASKA COMBINED OPERATIONS

15. Postretirement Benefits Plans
    -----------------------------


    Essentially all employees are covered by postretirement benefit plans sponsored by ARCO. Defined benefit pension plans (Pension) provide to substantially all employees pension benefits based on years of service and the employee's compensation, primarily during the last three years of service. Defined postretirement benefit plans (Other) provide health care and life insurance benefits to substantially all employees who retire with ARCO having rendered the required years of service, and to their spouses and eligible dependents. ARCO pays for the cost of a benchmark health maintenance organization with employees responsible for the differential cost, if any, of their selected option. Life insurance benefits are partially paid for by retiree contributions, which vary based upon coverage chosen by the retiree. ARCO has the right to terminate or modify the plans at any time.

    The following table sets forth the funded status of ARCO postretirement benefit plans in which ARCO Alaska Combined Operations has an unallocated interest at December 31:


                                                   1999               1998
                                            ----------------   -----------------
    (Millions)                              Pension    Other   Pension     Other
    ----------------------------------------------------------------------------
    Plan obligations
      Benefit obligation at January 1       $(2,822)   $(616)  $(2,498)   $(588)
      Service cost                              (51)      (7)      (53)      (7)
      Interest cost                            (179)     (41)     (173)     (39)
      Actuarial gain (loss)                     349       45       (96)      (4)
      Benefits paid                             429       45       311       51
      Special termination benefits                -        -      (128)     (19)
      Acquisition                                 -        -      (185)     (24)
      Divestiture                                11        -         -       14
                                             -----------------------------------

      Benefit obligation at December 31     $(2,263)   $(574)  $ 2,822    $(616)
                                             ===================================

ARCO ALASKA COMBINED OPERATIONS

15. Postretirement Benefits Plans, Continued
    ----------------------------------------


                                                   1999               1998
                                            ----------------   ---------------
    (Millions)                              Pension    Other   Pension   Other
    --------------------------------------------------------------------------
    Plan assets
      Fair value of assets at January 1     $2,886    $  -     $2,710    $   -
      Actual return on assets                  392       -        264        -
      Company contributions                     64       -         69        -
      Benefits paid                           (429)      -       (311)       -
      Acquisition                                -       -        154        -
      Divestiture                              (10)      -          -        -
                                             ---------------------------------

      Fair value of assets at December 31   $2,903    $  -     $2,886    $   -
                                             =================================


    Funded status
      Assets greater (less)
        than obligations                   $  640    $(574)    $   64    $(616)
      Unrecognized actuarial (gain) loss     (164)       8        300       53
      Unrecognized prior service
        cost (benefit)                        125     (191)       133     (206)
      Unrecognized transition obligation     (173)       -       (200)       -
                                             ---------------------------------

      Total recognized                     $  428    $(757)    $  297    $(769)
                                             =================================


    Balance sheet recognition
      Prepaid benefits                     $  564    $   -     $  459    $   -
      Accrued liabilities                    (205)    (757)      (257)    (769)
      Intangible asset                         18        -         20        -
      Accumulated other comprehensive income   51        -         75        -
                                             ---------------------------------

      Total recognized                     $  428    $(757)    $  297    $(769)
                                             ================================


    The projected benefit obligation, accumulated benefit obligation (ABO), and fair value of plan assets for pension plans with ABO in excess of plan assets were (in millions) $252, $200 and $1, respectively, at December 31, 1999, and $285, $247 and $0, respectively, at December 31, 1998.

    Plan obligations and plan assets of funded plans have not been allocated to ARCO Alaska Combined Operations.

    The assumptions used in determining the pension costs and pension liability shown above were as follows at December 31:


                                                  1999               1998
                                            ----------------   ---------------
    (Percent)                               Pension    Other   Pension   Other
    --------------------------------------------------------------------------
    Discount rate                            7.75     7.75      6.75     6.75
    Expected return on plan assets          10.5       n/a     10.5       n/a
    Rate of salary progression               4.0      4.0       4.0      4.0

ARCO ALASKA COMBINED OPERATIONS

15. Postretirement Benefits Plans, Continued
    ----------------------------------------

    For measurement purposes, a 7% annual rate of increase in the per capita cost of health care benefits was assumed for 1997 to 2001, after which the rate was assumed to decrease to 5% and remain at that level thereafter.

    A one-percentage-point change in assumed health care cost trend rates would have the following effects:


                                                        1999
    (Millions)                                Increase        Decrease
    ------------------------------------------------------------------
    Total of service and interest cost        $  4.7          $ (3.9)
    Postretirement benefit obligation         $ 47.2          $(39.5)


    Total costs of ARCO-sponsored plans were as follows:


    (Millions)                                     1999        1998        1997
    ---------------------------------------------------------------------------

    Components of net benefit cost
      Pension benefits:
        Service cost                              $  51       $  53       $  53
        Interest cost                               179         173         174
        Expected return on plan assets             (289)       (281)       (256)
        Amortization of transition asset            (27)        (27)        (27)
        Amortization of prior service cost            8           7           8
        Recognized actuarial (gain) loss              9          10          10
                                                   ----        ----        ----

        Net benefit (income) cost                 $ (69)      $ (65)      $ (38)
                                                   ====        ====        ====


      Other postretirement benefits:
        Service cost                              $   7       $   7       $   7
        Interest cost                                41          39          40
        Amortization of prior service
          cost (benefit)                            (15)        (15)        (15)
        Recognized actuarial (gain) loss              1           -           -
                                                   ----         ---        ----

       Net benefit (income) cost                  $  34       $  31       $  32
                                                   ====         ====        ====

ARCO ALASKA COMBINED OPERATIONS

15. Postretirement Benefits Plans, Continued
    ----------------------------------------

    The amount of postretirement benefit cost (income) of ARCO-sponsored plans allocated to ARCO Alaska Combined Operations on the basis of payroll was $(12) million, $(10) million and $(3) million for the years ended December 31, 1999, 1998 and 1997, respectively.


16. Employee Benefit Plans - Alyeska
    --------------------------------


    Employees of Alyeska are covered by postretirement benefit plans sponsored by Alyeska.


    A description of those plans follows:


    (a)  Defined Benefit Plan

         Alyeska has a noncontributory defined benefit pension plan (plan) covering all permanent full-time employees after one year of service. The benefits are based on years of service and highest average earnings during a specified period. Alyeska's funding policy is to contribute annually the amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Because of the funding status of the plan and restrictions by the Internal Revenue Service, contributions to the plan were $1.3 million in 1999 and $5.6 million in 1998.

         Alyeska uses September 30 as the annual measurement date for the defined benefit pension plan. The following table sets forth the plan's funded status recognized in Alyeska's accounting to Owners at December 31, 1999 and 1998:

ARCO ALASKA COMBINED OPERATIONS

16. Employee Benefit Plans - Alyeska, Continued
    -------------------------------------------


            (Thousands)                                    1999       1998
                                                       --------    -------

            Change in benefit obligation
                  Benefit obligation at
                    beginning of year                  $ 94,172    $ 88,982
                  Service cost                            5,325       4,560
                  Interest cost                           6,337       6,146
                  Actuarial (gain) loss                 (13,409)     11,313
                  Benefits paid                          (9,410)    (16,829)
                                                       --------    --------

                  Benefit obligation at end
                    of year                              83,015      94,172
                                                       --------      ------


            Change in plan assets:
                  Fair value of plan assets
                    at beginning of year                105,143     110,814
                  Actual return on plan assets           13,301       5,594
                  Employer contributions                  1,282       5,564
                  Benefits paid                          (9,410)    (16,829)
                                                       --------     -------

                  Fair value of plan assets
                    at end of year                      110,316     105,143
                                                       --------     -------


            Funded status                                27,301      10,971
            Unrecognized net actuarial (gain) loss      (11,937)      6,928
            Unrecognized prior service cost               2,817       3,162
            Unrecognized transition asset                (1,662)     (3,325)
                                                       --------    --------

            Prepaid benefit cost                       $ 16,519    $ 17,736
                                                       ========    ========

ARCO ALASKA COMBINED OPERATIONS

16. Employee Benefit Plans - Alyeska, Continued
    -------------------------------------------

    The following table sets forth the plan's weighted-average assumptions recognized in Alyeska's accounting to Owners at December 31, 1999, 1998 and 1997:


                                                  1999       1998       1997
                                                  ----       ----       ----
            Discount rate                         7.5%       6.75%     7.25%
            Expected return on plan assets        9.25%      9.25%     9.25%
            Rate of compensation increase         4.5%       4.5%      4.5%



    Components of the 1999, 1998 and 1997 net pension cost are as follows:


            (Thousands)                            1999        1998      1997
                                                -------     -------    -------
            Service cost                        $ 5,325     $ 4,560    $ 5,499
            Interest cost                         6,338       6,146      6,590
            Expected return on plan assets       (8,404)     (8,228)    (7,922)
            Amortization of prior service cost      345         345        436
            Amortization of unrecognized
              transition asset                   (1,662)     (1,959)    (2,230)
            Recognized net actuarial loss           558          99          -
            Curtailment/settlement loss (gain)        -         644     (1,284)
                                                  -----      ------     ------

                    Net periodic benefit cost   $ 2,500     $ 1,607    $ 1,089
                                                 ======      ======     ======



    During 1998, Alyeska recognized a settlement loss of $.6 million. During 1997, Alyeska recognized a curtailment loss of $.3 million and a settlement gain of $1.6 million. These gains and losses are primarily due to the reduction of the projected benefit obligation associated with severed employees' pension benefits offset by the recognition of the prior service cost related to those employees as a direct result of workforce reductions.

    The Alyeska Pipeline Service Company Retirement Restoration Plan (Restoration Plan) was established effective January 1, 1996, retroactive to January 1, 1994. The purpose of the Restoration Plan is to supplement the benefits of highly compensated employees of Alyeska under the qualified Pension Plan and the Savings and Investment Plan to the extent their benefits are reduced by the limitation of the Internal Revenue Code. Alyeska recorded Restoration Plan benefits of $.1 and $0 million in 1999 and 1998, respectively.

ARCO ALASKA COMBINED OPERATIONS

16. Employee Benefit Plans - Alyeska, Continued
    -------------------------------------------

    (b)   Defined Contribution Plan

          All full-time employees with one month of service are eligible for participation in a contributory trusteed savings plan. All full-time employees with more than one year of service are eligible for employer contributions. Contributions from eligible employees are matched up to 6% of eligible salary. Employer contributions to the plan were $3.9 million in 1999 and $3.9 million in 1998.


    (c)   Postretirement Benefits Other Than Pension

          During 1993, Alyeska established a Voluntary Employee Group Health Benefit Association. The association is funded by employer contributions, which range from 50% to 78% of total premiums and employee contributions which range from 50% to 22% of total premiums. The association is created pursuant to Internal Revenue Code Section 501(c)(9). Contributions, made to the association on an as-needed basis, are expensed when made. Contributions made by Alyeska were $2.7 million in 1999 and $2.7 million in 1998.


          Alyeska accounts for postretirement health care and other insurance benefits by accruing these benefits over the period in which active employees become eligible for such postretirement benefits. Alyeska uses September 30 as the annual measurement date for the postretirement health care and other insurance benefit plans.

ARCO ALASKA COMBINED OPERATIONS

16. Employee Benefit Plans - Alyeska, Continued
    -------------------------------------------

          The following table sets forth the funded status of the postretirement benefit cost recognized in Alyeska's accounting to Owners as of December 30, 1999 and 1998:



          (Thousands)                                    1999         1998
                                                      ---------     --------

          Change in benefit obligation
                  Benefit obligation at
                    beginning of year                 $  24,229     $  24,289
                  Service cost                            1,244         1,226
                  Interest cost                           1,692         1,821
                  Actuarial (gain) loss                  (1,004)       (1,744)
                  Curtailment gain                            -          (459)
                  Benefits paid                          (1,226)         (904)
                                                       --------       -------
                  Benefit obligation at
                    end of year                          24,935        24,229
                                                      ---------      --------


            Funded status                               (24,935)      (24,229)
            Unamortized prior service cost               (3,871)       (4,507)
            Unrecognized net actuarial gain              (9,767)       (9,344)
                                                       --------      --------


            Accrued benefit cost                        (38,573)      (38,080)
            Fourth quarter disbursements                    109            86
                                                        -------      --------

            Accrued benefit cost                      $ (38,464)    $ (37,994)
                                                       =========     ========


            The components of 1999, 1998 and 1997 net periodic cost for these postretirement benefits are as follows:



                  (Thousands)                      1999       1998      1997
                                                -------    -------    ------
                  Service cost                   $ 1,244   $ 1,226    $ 1,281
                  Interest cost                    1,692     1,821      1,831
                  Recognized prior service cost     (636)     (673)      (807)
                  Recognized net gain               (580)     (436)      (513)
                  Recognized curtailment gains         -      (657)    (2,821)
                                                   -----    ------     ------
                        Net periodic cost
                          (income)               $ 1,720   $ 1,281   $ (1,029)
                                                  ======    ======    ========

ARCO ALASKA COMBINED OPERATIONS

16. Employee Benefit Plans - Alyeska, Continued
    -------------------------------------------

    Cash payments approximated $.4 million for these benefits in both 1999 and 1998. Alyeska recognized a curtailment gain of $.7 million and $2.8 million in 1998 and 1997, respectively, resulting from workforce reductions. This gain is primarily due to the reduction of the accumulated postretirement medical benefit obligation associated with severed employees' postretirement health care benefits offset by recognition of prior service cost related to those employees.


    For measuring the 1999 expected postretirement benefit obligation, an 8% annual rate of increase in the per capita claims cost was utilized. This rate was assumed to decrease over a three-year period to an ultimate rate of 5%.


    For measuring the 1998 expected postretirement benefit obligation, a 9% annual rate of increase in the per capita claims cost was utilized for participants under 65 years of age. This rate was assumed to decrease over a four-year period to an ultimate rate of 5%. For participants over 65 years of age, an 8% annual rate of increase in the per capita claims cost was utilized. This rate was assumed to decrease over a three-year period to 6% and then decrease .5% per year for two years to an ultimate rate of 5%.

ARCO ALASKA COMBINED OPERATIONS

16. Employee Benefit Plans - Alyeska, Continued
    -------------------------------------------

    Assumed healthcare cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:


                                     1999                        1998
                       ---------------------------------------------------------
                              One           One            One           One
                           percentage    percentage    percentage     percentage
        (Thousands)          point         point         point          point
                            increase      decrease      increase       decrease
                       ---------------------------------------------------------

        Effect on total
        service and
        interest cost       $  489       $  (393)        $  491        $  (367)
        components

        Effect on
        postretirement
        benefit obligation  $3,209       $(2,627)        $3,293        $(2,600)






    (d)   Postemployement Benefits Other Than Pension



          Alyeska accrues the costs of postemployment benefits other than pension and postretirement health care benefits provided to former or inactive employees either during the years that the employee renders the necessary service or at the date of the event giving rise to the benefit, depending upon whether certain conditions are met. Alyeska had severance costs of $.5 and $3.1 million accrued as of December 31, 1999 and 1998, respectively.

ARCO ALASKA COMBINED OPERATIONS

SUPPLEMENTAL INFORMATION

OIL & GAS PRODUCING ACTIVITIES
(Unaudited)


The Securities and Exchange Commission (SEC) defines proved oil and gas reserves as those estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Petroleum reserves are estimated by ARCO engineers. Reserves attributable to certain oil and gas discoveries were not considered proved as of December 31, 1999 due to geological technical or economic uncertainties. In particular natural gas from the North Slope of Alaska, other than that used in providing fuel in North Slope operations or sold to others on the North Slope, is not presently economically marketable. Proved reserves do not include amounts that may result from extensions of currently proved areas or from application of enhanced recovery processes not yet determined to be commercial in specific reservoirs.

Estimated quantities of proved oil and gas reserves of AACO were as follows:

                                        Crude           Natural
                                         and              Gas        Natural
                                      Condensate        Liquids        Gas
                                       (million        (million     (billion
                                       barrels)        barrels)    cubic feet)
                                      ----------       --------    -----------

   January 1, 1997
     Proved reserves                    1,311            199           2,025
     Proved developed reserves          1,106            199           1,997

   December 31, 1997
     Proved reserves                    1,313            197           2,029
     Proved developed reserves          1,142            188           1,980

   December 31, 1998
     Proved reserves                    1,345            186           1,959
     Proved developed reserves            999            177           1,903

   December 31, 1999
     Proved reserves                    1,415            175           1,905
     Proved developed reserves            989            175           1,823

ARCO ALASKA COMBINED OPERATIONS

The changes in proved reserves for the three years ended December 31, 1999, were as follows:

                                    Crude            Natural
                                     and               Gas          Natural
                                  Condensate         Liquids          Gas
                                   (million         (million       (billion
                                   barrels)         barrels)      cubic feet)
                                   --------         --------      -----------

Reserves at
  January 1, 1997                      1,311            199             2,025
Revisions of estimates                    71              9                85
Improved recovery                          3              -                 -
Purchases of minerals-in-place             -              -                 -
Extension and discoveries                 54              1                 2
Production                              (126)           (12)              (12)
Consumed in production                     -              -               (71)
Sales of minerals-in-place                 -              -                 -
                                       -----            ---             -----
Reserves at
  December 31, 1997                    1,313            197             2,029
Revisions of estimates                    52              -                (2)
Improved recovery                         29              -                 -
Purchases of minerals-in-place            30              -                14
Extensions and discoveries                36              -                 -
Production                              (115)           (11)              (12)
Consumed in production                     -              -               (70)
Sales of minerals-in-place                 -              -                 -
                                       -----            ---             -----
Reserves at
  December 31, 1998                    1,345            186             1,959
Revisions of estimates                    84              -                17
Improved recovery                         50              -                 -
Purchases of minerals-in-place             -              -                 -
Extensions and discoveries                42              -                13
Production                              (106)           (11)              (14)
Consumed in production                     -              -               (70)
Sales of minerals-in-place                 -              -                 -
                                       -----            ---             -----
Reserves at
   December 31, 1999                   1,415            175             1,905
                                       =====            ===             =====

ARCO ALASKA COMBINED OPERATIONS

ARCO reports reserve estimates to various federal government agencies and commissions. These estimates may cover various regions of crude oil and natural gas classifications within the United States and may be subject to mandated definitions. There have been no reports of total ARCO reserve estimates furnished to federal government agencies or commissions which vary from those reported to the SEC since the beginning of the last fiscal year.

Costs, both capitalized and expensed, incurred in oil and gas producing activities during the years ended December 31 are set forth below. Property acquisition costs represent costs incurred to purchase or lease oil and gas properties. Exploration costs include costs of geological and geophysical activity and drilling exploratory wells. Development costs include costs of drilling and equipping development wells and construction of production facilities to extract, treat and store oil and gas.


(Millions)                              1999          1998         1997
-----------------------------------------------------------------------

Property acquisition costs:
  Proved                               $  56        $ 202          $  4
  Unproved                                 -           19             1
Exploration costs                         47           53            69
Development costs                        461          514           206

ARCO ALASKA COMBINED OPERATIONS

Results of operations for oil and gas producing activities (including operating overhead) were as follows for the years ended December 31:


(Millions)                                1999         1998         1997
------------------------------------------------------------------------

REVENUES
--------

Sales                                   $   28       $   35       $   39
Transfers                                1,379        1,077        2,074
Other                                       11            4            -
                                         -----        -----        -----
Total revenue                            1,418        1,116        2,113

EXPENSES
--------

Production costs                           131          167          163
Production taxes                           223          187          318
Exploration expenses                        50           46           71
Depreciation, depletion
  and amortization                         256          243          266
Other                                       57           60           51
                                         -----        -----        -----
Income before income taxes                 701          413        1,244
Provision for income taxes                 237          149          479
                                         -----        -----        -----
Results of operations for
  oil and gas producing
  activities                            $  464       $  264       $  765
                                         =====        =====        =====


The difference between the above results of operations and the amounts reported in the Combined Statements of Income is primarily attributable to restructuring charges for personnel reductions settlements and gains or losses on asset disposals.

ARCO ALASKA COMBINED OPERATIONS

The standardized measure of discounted estimated future net cash flows and changes therein, related to proved oil and gas reserves are as follows:

(Billions)                                         1999        1998        1997
-------------------------------------------------------------------------------

Future cash inflows                              $ 33.4      $ 10.5      $ 21.4
Future development and production
  costs                                             8.9         7.3         7.6
Future income tax expense                           9.1         1.0         5.3
                                                  -----       -----       -----
Future net cash flows                              15.4         2.2         8.5
10% annual discount                                 8.2         1.0         4.3
                                                  -----       -----       -----
Standardized measure of discounted
  future net cash flows                          $  7.2      $  1.2      $  4.2
                                                  =====       =====       =====


Primary changes in the standardized measure of discounted estimated future net cash flows are as follows:


(Billions)                                         1999        1998        1997
-------------------------------------------------------------------------------

Sales of oil and gas net of
  production costs                                $(1.1)      $(0.8)      $(1.6)
Extensions, discoveries and improved
  recovery, less related costs                      0.6         0.1         0.2
Purchases/Sales                                     -           0.2         -
Revisions of estimates of
  reserves proved in prior years:
  Quantity estimates                                0.5         0.1         0.3
  Net changes in price and
    production costs                                9.2        (5.7)       (3.1)
Other                                              (0.2)       (0.4)       (0.1)
Accretion of discount                               0.2         0.7         1.0
Development costs incurred
  during the period                                 0.5         0.5         0.2
Net change in income taxes                         (3.7)        2.3         1.0
                                                   ----        ----        ----
Net change                                        $ 6.0       $(3.0)      $(2.1)
                                                   ====        ====        ====

ARCO ALASKA COMBINED OPERATIONS

Estimated future cash inflows are computed by applying year-end prices of oil and gas to year-end quantities of proved reserves. Future price changes are considered only to the extent provided by contractual arrangements. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

Estimated future income tax expenses are calculated by applying year-end statutory tax rates (adjusted for permanent differences and tax credits) to estimated future pretax net cash flows related to proved oil and gas reserves, less the tax basis of the properties involved.

These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board and the SEC. Because of unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes, largely influenced and controlled by U.S. and foreign governmental actions, and the fact that the bases for such estimates vary significantly, management believes the usefulness of these projections is limited. Estimates of future net cash flows presented do not represent management's assessment of future profitability or future cash flow to AACO. Management's investment and operating decisions are based upon reserve estimates that include proved reserves prescribed by the SEC as well as probable reserves, and upon different price and cost assumptions from those used here.

It should be recognized that applying current costs and prices and a 10 percent standard discount rate does not convey absolute value. The discounted amounts arrived at are only one measure of the value of proved reserves.